As filed with the Securities and Exchange Commission on December 4, 2025

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MOUNT LOGAN CAPITAL INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	33-2698952 (I.R.S. Employer Identification No.)
650 Madison Avenue, 3rd Floor New York, NY (Address of Principal Executive Offices)	10022 (Zip Code)

Mount Logan Capital Inc. 2025 Omnibus Incentive Plan
(Full title of the plan)

Nikita Klassen
650 Madison Avenue, 3rd Floor
New York, NY 10022
(Name and address of agent for service)

(212) 891-2880
(Telephone number, including area code, of agent for service)

Copies to:
Anna T. Pinedo, Esq.
Ali Perry, Esq.
Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020
(212) 506-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
On September 12, 2025 (the “Effective Time”), Mount Logan Capital Inc. (formerly known as Yukon New Parent, Inc.), a Delaware corporation (the “Registrant”), completed a business combination with 180 Degree Capital Corp., a corporation organized under the laws of the State of New York (“TURN”), pursuant to an Agreement and Plan of Merger, dated as of January 16, 2025 and amended as of July 6, 2025 and August 17, 2025 (the “Merger Agreement”), by and among the Registrant, TURN, Mount Logan Capital Inc., a corporation organized under the laws of the Province of Ontario (“Legacy Mount Logan”), Polar Merger Sub, Inc., a corporation organized under the laws of the State of New York (“TURN Merger Sub”), and Moose Merger Sub, LLC, a limited liability company formed under the laws of the State of Delaware (“MLC Merger Sub”). On June 16, 2025, the Registrant changed its jurisdiction of incorporation from the State of Delaware to the Cayman Islands pursuant to a plan of conversion.
At the Effective Time, in accordance with the Merger Agreement, (1) TURN Merger Sub merged with and into TURN (the “TURN Merger”), with TURN continuing as the surviving company and a wholly-owned subsidiary of the Registrant, and (2) MLC Merger Sub merged with and into Legacy Mount Logan, (the “MLC Merger” and, together with the TURN Merger, the “Mergers”), with Legacy Mount Logan continuing as the surviving company and a wholly-owned subsidiary of the Registrant. As a result of the Mergers, the Registrant changed its name to “Mount Logan Capital Inc.” and became a publicly traded corporation.
This Registration Statement is being filed for the registration of 2,600,000 shares of common stock, par value $0.001 per share (“Common Stock”) of the Registrant to be offered and sold under the Mount Logan Capital Inc. 2025 Omnibus Incentive Plan (the “Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE PROSPECTUS
Item 3. Incorporation of Documents by Reference
The rules of the Commission allow us to incorporate by reference information into this Registration Statement. The information incorporated by reference is considered to be a part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. This Registration Statement incorporates by reference the documents listed below (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the Commission or (2) furnished under applicable Commission rules rather than filed and exhibits furnished in connection with such items):
(a)the Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on July 11, 2025 relating to the Registrant’s registration statement on Form S-4 (File No. 333-286043) originally filed with the Commission on March 24, 2025 and declared effective by the Commission on July 11, 2025;
(b)the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2025, filed with the Commission on August 25, 2025, and for the quarterly period ended September 30, 2025, filed with the Commission on November 13, 2025;

(c)the Registrant’s Current Reports on Form 8-K filed with the Commission on September 16, 2025, November 7, 2025, November 19, 2025 and November 24, 2025 (in each case excluding any information furnished and not filed according to applicable rules); and
(d)the description of the Registrant’s Common Stock set forth in the Registrant’s registration statement on Form 8-A12B filed with the Commission on August 22, 2025, and amended on September 11, 2025 and September 12, 2025, and any amendment or report filed with the Commission for the purposes of updating such description.
All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement (in each case excluding any information furnished and not filed according to applicable rules) and to be part hereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
The Registrant is a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables corporations to limit or eliminate the personal liability of directors or officers to corporations and their stockholders for monetary damages for certain breaches of fiduciary duties as directors or officers, subject to exceptions. The Registrant’s amended and restated certificate of incorporation includes such an exculpation provision. The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for certain costs and losses for actions taken as the Registrant’s director or officer, or for serving at the Registrant’s request as a director or officer or another position at another corporation or enterprise, as the case may be, subject to exceptions and limitations. The Registrant’s amended and restated bylaws also provide that the Registrant must advance reasonable expenses to its directors and officers, subject to the Registrant’s receipt of an undertaking from the indemnified party as may be required under the DGCL. The Registrant’s amended and restated bylaws provide that the Registrant shall purchase and maintain directors’ and officers’ liability insurance to protect the Registrant and its directors, officers and certain employees for some liabilities.
The limitation of liability and indemnification provisions contained in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Registrant’s directors and officers, even though such an action, if successful, might otherwise benefit the Registrant and its stockholders. However, these provisions will not limit or eliminate the Registrant’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s or officer’s fiduciary duty of care. The limitation of liability and indemnification provisions contained in the Registrant’s amended and restated certificate of incorporation will not alter the liability of directors under the federal securities laws.
Pursuant to the Registrant’s amended and restated bylaws, the Registrant may maintain a directors’ and officers’ insurance policy which protects the Registrant or the Registrant’s directors or officers and those serving at the request of the Registrant as a director or officer of another enterprise, against any expense, liability or loss asserted against such persons or incurred by such persons or on such person’s behalf in any such capacity, or arising out of such person’s status as such, whether or not such corporate would have the power to indemnify such directors or officers against such liability under the amended and restated bylaws, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire board of directors of the Registrant. The Registrant currently has a policy providing directors and officers liability insurance in certain circumstances.
In addition, the Registrant has entered into separate indemnification agreements with its directors and executive officers. The indemnification agreements provide generally that the Registrant will indemnify and advance expenses to the fullest extent permitted by applicable law. Each director and executive officer party to an indemnification agreement is entitled to be indemnified against all expenses, judgments, penalties and amounts paid in settlement actually and reasonably incurred.
Item 7. Exemption from Registration Claimed
Not applicable.
Item 8. Exhibits

Exhibit No.	Exhibit Description
4.1
Amended and Restated Certificate of Incorporation of Mount Logan Capital Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed with the Commission on September 16, 2025)

4.2	Amended and Restated Bylaws of Mount Logan Capital Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed with the Commission on September 16, 2025)
5.1*	Opinion of Mayer Brown LLP
23.1*	Consent of EisnerAmper LLP, Yukon New Parent, Inc
23.2*	Consent of EisnerAmper LLP, 180 Degree Capital Corp.
23.3*	Consent of Deloitte
23.4*	Consent of Mayer Brown LLP (contained in Exhibit 5.1)
24.1*	Power of Attorney (included on the Signature page hereto)
99.1*	2025 Omnibus Equity Incentive Plan
107.1*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings
(a)     The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 4, 2025.

MOUNT LOGAN CAPITAL INC.
By:	/s/ Ted Goldthorpe
Ted Goldthorpe
Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ted Goldthorpe, Nikita Klassen and Henry Wang, and each of them, with full power to act without the others, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and any and all other post-effective amendments and supplements to the Registration Statement filed under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Ted Goldthorpe
Ted Goldthorpe	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 4, 2025
/s/ Nikita Klassen
Nikita Klassen	Chief Financial Officer and Corporate Secretary (Principal Financial Officer)	December 4, 2025
/s/ David Allen
David Allen	Director	December 4, 2025
/s/ Sabrina Liak
Sabrina Liak	Director	December 4, 2025
/s/ Buckley Ratchford
Buckley Ratchford	Director	December 4, 2025
/s/ Rudolph Reinfrank
Rudolph Reinfrank	Director	December 4, 2025
/s/ Parker A. Weil
Parker A. Weil	Director	December 4, 2025
/s/ Matthew Westwood
Matthew Westwood	Director	December 4, 2025